 As filed with the Securities and Exchange Commission on December 21, 2000
                                          Registration Statement No.  333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                               ALLSCRIPTS, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                 Delaware                                      36-3444974
        (State or Other Jurisdiction of                    (I.R.S. Employer
        Incorporation or Organization)                     Identification No.)

                                   2401 Commerce Drive
                            Libertyville, Illinois 60048
                                   (847) 680-3515
            (Address, Including Zip Code, and Telephone Number, Including Area
                     Code, of Registrant's Principal Executive Offices)

                                Glen E. Tullman
                     Chairman and Chief Executive Officer
                              2401 Commerce Drive
                         Libertyville, Illinois 60048
                                (847) 680-3515
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                              Code, of Agent For Service)
                     ------------------------------------

                                  Copies to:
                              Jeffrey Schumacher
                            Sachnoff & Weaver, Ltd.
                        30 S. Wacker Drive, 29th Floor
                            Chicago, Illinois 60606
                                (312) 207-6414

                     ------------------------------------

               Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by the selling stockholders.

               If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

-------------------
               If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering . [_] ___________________

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                      CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                Proposed              Proposed
    Title of Shares          Amount to      Maximum Offering      Maximum Aggregate        Amount of
    to be Registered       be Registered    Price Per Share(1)    Offering Price(1)    Registration Fee
-----------------------------------------------------------------------------------------------------------
common stock, $0.01  par    1,398,303          $ 6.875              $ 9,613,333            $  2,538
        value
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on a per share price of $6.875, the average of the high and low reported price of our common stock as quoted on the Nasdaq National Market on December 19, 2000.


            The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                Subject to Completion, Dated December 21, 2000.

    The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               1,398,303 Shares
                               Allscripts, Inc.
                         Common Stock, $0.01 par value

Allscripts, Inc.:                                       The Offering:
 .   We are a Delaware corporation engaged in the        .   The selling stockholders listed under
    business of providing Internet and                      the caption "Selling Stockholders" on
    client/server medication management solutions           pages 23-27, or their successors,
    to physicians and selling prepackaged                   distributees or permitted assigns, are
    pharmaceuticals to physicians for                       offering 1,398,303 shares of our common
    distribution directly to patients.                      stock.  We will not receive any of the
                                                            proceeds from the sale of the shares.

 .   Allscripts, Inc.                                    .   The selling stockholders may sell the
                                                            shares from time to time, using a broker,
    2401 Commerce Drive                                     dealer or agent, or directly, in open
                                                            market transactions, block trades,
    Libertyville, Illinois 60048                            ordinary brokers trades or in privately
                                                            negotiated transactions.  The selling
    (847) 680-3515                                          stockholders or any broker or dealer may
                                                            use the prospectus.  The price at which
                                                            the selling stockholders will sell the
                                                            shares and commissions, if any, to be
                                                            paid, may vary based on prevailing market
                                                            prices or may be privately negotiated and
                                                            as a result are not known at this time.
                                                            We will pay the expenses incident to the
                                                            registration of such shares, except for
                                                            selling commissions.

 .   Nasdaq National Market symbol:  MDRX                .   There is an existing trading market
                                                            for these shares.  The last reported sale
                                                            price on December 19, 2000 was $6.50.

        INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS"
        BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR INFORMATION THAT YOU
                 SHOULD CONSIDER BEFORE PURCHASING SECURITIES.
                            -----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR

          PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is _____________, 2000.

                               Table of Contents

FORWARD-LOOKING INFORMATION........................................................................  2

ALLSCRIPTS, INC....................................................................................  4

RECENT DEVELOPMENTS................................................................................  4

BUSINESS OF CHANNELHEALTH..........................................................................  5

RISK FACTORS.......................................................................................  7

USE OF PROCEEDS...................................................................................  22

SELLING STOCKHOLDERS..............................................................................  23

PLAN OF DISTRIBUTION AND OFFERING PRICE...........................................................  28

VALIDITY OF STOCK.................................................................................  30

EXPERTS...........................................................................................  30

AVAILABLE INFORMATION.............................................................................  30

INFORMATION INCORPORATED BY REFERENCE.............................................................  31

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

    In this prospectus, "we," "us" and "our" refer to Allscripts, Inc., and the "selling stockholders" refers to those persons described in the section titled "Selling Stockholders" beginning on page 23.

                          FORWARD-LOOKING INFORMATION

    This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of this information is based on the beliefs of management as well as assumptions made by and information currently available to management. When used in this prospectus or in the documents incorporated by reference in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," or any similar expressions, as they relate to us or our management, or the management of our business, may identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in the section titled "Business - Risks Related to Our Company" of our annual report on From 10-K for the year ended December 31, 1999 and in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our annual report on Form 10-K for the year ended December 31, 1999 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, as amended on October 27, 2000, and September 30, 2000, and in the section titled "Risk Factors" of our Registration Statement on Form S-4, dated November 8, 2000, as amended on December 7, 2000, all of which are incorporated by reference in this prospectus, and any subsequently filed reports under the Securities Exchange Act of 1934.

                               ALLSCRIPTS, INC.

        Allscripts provides physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Allscripts' technology-based approach focuses on the point of care, where prescriptions and many other healthcare transactions originate, and creates an electronic dialogue between physicians and other participants in the healthcare delivery process, including patients, pharmacies, managed care organizations and pharmaceutical manufacturers.

        Allscripts currently offers products in four categories: point-of-care medication management, Internet products and services, including e-detailing, information products and prepackaged medications. Allscripts TouchScript software enables electronic prescribing, routing of prescription information and capturing of prescription data at the point of care. Allscripts' other e-commerce products and services offer physicians and their patients medication-related education and information services. Allscripts also sells prepackaged medications to physicians for dispensing to their patients.

        Allscripts was incorporated in Illinois in 1986 and was reincorporated in Delaware in 1999. Allscripts' executive offices are at 2401 Commerce Drive, Libertyville, Illinois 60048. Allscripts' telephone number is (847) 680-3515; its Internet e-mail address is info@allscripts.com; and its web site is www.allscripts.com. Information contained on Allscripts' web site is not part of this prospectus.

        TouchScript(R) is a registered trademark of Allscripts, Inc.


                              RECENT DEVELOPMENTS

Legal Proceedings

        Three complaints, styled as shareholder class action complaints, have been filed in the United States District Court for the Northern District of Illinois against Allscripts and its President and Chief Financial Officer, David
B. Mullen, alleging that the defendants failed to disclose that revenue relating to Allscripts' relationship with IMS Health was not properly recorded in the second quarter of 2000. The complaints are captioned Bredeson v. Allscripts, Inc. and David B. Mullen, Civ. No. 00C-6796 (N. D. Ill., filed on October 31,
2000), Karmazin v. Allscripts, Inc. and David B. Mullen, Civ. No. 00C-6864 (N.D. Ill., filed on November 2, 2000) and Mohr v. Allscripts, Inc. and David B. Mullen, Civ. No. 00C-6992 (N.D. Ill., filed on November 6, 2000). The complaints in these actions purport to be brought on behalf of individuals who purchased common stock of Allscripts during the period of July 27, 2000 through and including October 26, 2000. The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified damages. According to reports on the Internet, at least one additional similar complaint has been filed against Allscripts. At this time, management is unable to determine the likely outcome of this matter or to reasonably estimate the amount of loss with respect to this matter.

Proposed Merger with Channelhealth

        Allscripts, Inc., Channelhealth Incorporated and IDX Systems Corporation have agreed on a merger transaction involving Allscripts and Channelhealth, a majority-owned subsidiary of IDX. Before we can complete the merger, we must obtain the approval of our stockholders and

Channelhealth must obtain the approval of its stockholders. We sent a proxy statement/prospectus to ask our stockholders to vote in favor of the merger transaction in December 2000. Upon completion of the transaction:

     . Allscripts and Channelhealth will each become a wholly owned subsidiary of a new holding company named "Allscripts Healthcare Solutions, Inc." (formerly "Allscripts Holding, Inc.") which we refer to in this prospectus as New Allscripts;

     . each outstanding share of Allscripts common stock will be converted into one share of New Allscripts common stock; and

     . each outstanding share of Channelhealth common stock and each outstanding share of Channelhealth preferred stock will be converted into the right to receive shares of New Allscripts common stock representing altogether about 21.9% of the New Allscripts common stock calculated on a fully diluted basis and treating option holders and warrant holders as stockholders.

 .

     The New Allscripts common stock, including the shares issued to stockholders of Channelhealth as a result of the merger transactions, will be authorized for quotation on the Nasdaq National Market under the trading symbol "MDRX," which is Allscripts' current trading symbol.

     Allscripts and Channelhealth will each hold a special meeting of its stockholders to consider and vote on the merger proposal in early January 2001. Completion of the merger requires approval of Allscripts' stockholders and Channelhealth's common and preferred stockholders, voting separately by class.

                           BUSINESS OF CHANNELHEALTH

     Channelhealth sells physician-focused, Internet-based software applications and services that automate many of the clinical and administrative functions involved in the healthcare delivery process. Channelhealth's solution is designed to help healthcare providers lower healthcare costs and improve decision making by managing information flows in an efficient and timely manner. Channelhealth's suite of applications, which are known collectively as the "Physician Channel," consists of:

Application                         Key Applications and Services
--------------------------------------------------------------------------------
Physician Homebase                  Access to practice management and clinical
                                    functions (schedules, tasks, patient lists, e-mail), personally configured links to clinically relevant content and continuing medical education and non-clinical content

WebWorks Office automation and work-flow integration tools that create task lists for the physicians and their support teams

ChargeWorks                         Automated encounter form that includes
                                    regulatory compliance decision support

DocWorks Electronic dictation and transcription services with on-line tracking, viewing and printing capabilities

MedWorks Medication management and prescription communication for ambulatory patients with drug utilization review and plan-specific formulary checking

ResultWorks                         Display of clinical results and text
                                    documents

OrderWorks                          Ordering of diagnostic tests, supplies and
                                    other items for ambulatory patients

NoteWorks                           Structured clinical note creation and
                                    editing

     Channelhealth delivers its Physician Channel services through an application services provider model and integrates them with a provider organization's existing practice management system and databases. Channelhealth has designed its services to be implemented on a modular basis. Thus, the Physician Channel services can be implemented incrementally with minimal disruption and up-front investment.

     Channelhealth has entered into strategic agreements with various providers of on-line medical resources to better service the healthcare providers using the Physician Channel. These agreements provide users of the Physician Channel with access to continuing medical information courses, clinical reference and health awareness information, as well as access to prescription benefit management rules and eligibility, pertinent patient medication history and network pharmacy listings. Channelhealth has also entered into an administrative services agreement, a marketing, development and service agreement and a cross license and software maintenance agreement with IDX. Upon the closing of the mergers, the marketing, development and service agreement and the cross license and software maintenance agreement will terminate and be replaced with the strategic alliance agreement and the amended and restated cross license and software maintenance agreement. The administrative services agreement will terminate as of December 31, 2000.

     Channelhealth's target customers are large healthcare provider organizations, primarily consisting of large physician group practices, hospitals and integrated delivery networks. Channelhealth competes for customers with other providers of Internet-based healthcare solutions and clinical systems for the key service offerings of connectivity, content, applications and the browser-based desktop and personal digital assistant user interface. While it enjoys the advantage of access to a large installed base of provider organizations in the United States and strong relationships with executive management at prestigious healthcare organizations nationwide, Channelhealth expects competitors to aggressively target that customer base. Channelhealth distributes its services to clients under license agreements that typically grant customers nonexclusive, nontransferable licenses to use the software and services. To provide complete services for its clients, Channelhealth provides technical service and support to its customers 24 hours a day and seven days a week.

                                 RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DECRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE DO NOT CURRENTLY BELIEVE ARE IMPORTANT TO AN INVESTOR MAY ALSO HARM OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTATNCES OR CONDITIONS DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         Risks Related to Our Company

If physicians do not accept our products and services, our growth will be impaired.

     Our business model depends on our ability to sell our TouchScript system to physicians and other healthcare providers and to generate usage by a large number of physicians. We have not achieved this goal with previous or currently available versions of our software. Physician acceptance of our products and services will require physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our products and services into their office work flow or that participants in the pharmaceutical healthcare market will accept our products and services as a replacement for traditional methods of conducting pharmaceutical healthcare transactions. Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the pharmaceutical healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians and other healthcare participants or to position our services as a preferred method for pharmaceutical healthcare delivery, our prospects for growth will be diminished.

Allscripts is currently experiencing losses and we may not become profitable in the future.

     Allscripts is currently experiencing losses and cannot assure you that we will become profitable in the foreseeable future, if ever. For the nine months ended September 30, 2000 and the year ended December 31, 1999, we had net losses of $42.1 million and $11.2 million, respectively. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

Because our business model is new and unproven, our operating history is not indicative of our future performance and our business is difficult to evaluate.

     Because we have not yet successfully implemented our business model, we do not have an operating history upon which you can evaluate our prospects, and you should not rely upon our past performance to predict our future performance. We sold our pharmacy benefit management business in March 1999. Revenue from this discontinued operation was $44,719,000 in 1997, $52,866,000 in 1998 and $14,292,000 in 1999. In each of 1997 and 1998, revenue from this discontinued operation exceeded revenue from continuing operations. For the year ended December 31, 1998, we generated 93.4% of our revenue from the sale of prepackaged medications to doctors for dispensing at the point of care, without the use of our TouchScript system. For the year ended December 31, 1999 and the nine months ended September 30, 2000, we generated 76.2% and 54.4% of our revenue, respectively, from these non-TouchScript medication sales. Accordingly, our operating history is not indicative of our future performance under our new business model. In attempting to implement our business model, we are significantly changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below.

If we are unable to maintain existing relationships and create new relationships with managed care payers, our prospects for growth will suffer.

     We rely on managed care organizations to reimburse our physician customers for prescription medications dispensed in their offices. While many of the leading managed care payers and pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers is under a long-term obligation to do so. If we are unable to increase the number of managed care payers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and, therefore, our growth will be impaired.

If we are unable to successfully introduce new products, our business prospects will be impaired.

     The successful implementation of our business model depends on our ability to introduce new products and to introduce these new products on schedule. We cannot assure you that we will be able to introduce new products or our products currently under development on schedule, or at all. In addition, early releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our new product releases and services before or after commercial release, which would result in product redevelopment costs and loss of, or delay in, market acceptance. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have a material adverse effect on our business prospects.

Our business will not be successful unless we establish and maintain strategic relationships.

     To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. This is critical to our success because we believe that these relationships will enable us to:

     . extend the reach of our products and services to a larger number of physicians and to other participants in the healthcare industry;
     .   develop and deploy new products; further enhance the Allscripts brand;
         and
     .   generate additional revenue.

        Entering into strategic relationships is complicated because some of our current and future strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to establish relationships with key participants in the healthcare industry if we have relationships with their competitors. Moreover, many potential strategic partners have resisted, and may continue to resist, working with us until our products and services have achieved widespread market acceptance.

        Once we have established strategic relationships, we will depend on our partners' ability to generate increased acceptance and use of our products and services. To date, we have established only a limited number of strategic relationships, and these relationships, including our recently formed alliance with IMS Health Incorporated, are in the early stages of development and may not achieve the objectives that we seek. We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business will suffer.

If potential customers take a long time to evaluate the purchase of our products and services, we could incur additional selling expenses and require additional working capital.

        The length of the sales cycle for our current TouchScript product depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, and is difficult to predict. Our marketing efforts with respect to large healthcare organizations generally involve a lengthy sales cycle due to these organizations' complex decision-making processes. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase, and we may need to raise additional capital sooner than we would otherwise need to.

If we cannot keep pace with advances in technology, our business could be harmed.

        If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers' requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers' requirements.

        We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. An unexpectedly large increase in the volume or pace of traffic on our web site or the number of orders placed by customers may require us to expand and further upgrade our technology. We may not be able to project the rate or timing of increases in the use of our web site accurately or to expand and upgrade our systems and infrastructure to accommodate such increases. Difficulties in managing any future growth could have a significant negative impact on our business because we may incur unexpected expenses and be unable to meet our customers' requirements.

If we lose the services of our key personnel, we may be unable to replace them, and our business could be negatively affected.

        Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Glen E. Tullman, our Chairman and Chief Executive Officer, and David B. Mullen, our President and Chief Financial Officer, are integral to the execution of our business strategy. If one or more of our key employees leaves Allscripts, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could negatively affect our business, financial condition and results of operations.

If we are unable to implement our acquisition strategy successfully, our ability to expand our product and service offerings and our customer base maybe limited.

        We regularly evaluate acquisition opportunities. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees of the acquired company and our inability to maintain the goodwill of the acquired businesses. In order to expand our product and service offerings and grow our business by reaching new customers, we may continue to acquire businesses that we believe are complementary. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

        Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition, operating results and prospects. We have taken, and in the future may take, charges against earnings in connection with acquisitions. The costs and expenses incurred may exceed the estimates upon which we based these charges.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position will suffer.

        Our business plan is predicated on our proprietary systems and technology, including TouchScript. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of technology. Misappropriation of our intellectual property would have a material adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

        We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive products. While we do not believe that we have infringed or are infringing on any valid proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Factors beyond our control could cause interruptions in our operations, which would adversely affect our reputation in the marketplace and our results of operations.

        To succeed, we must be able to operate our systems without interruption. Certain of our communications and information services are provided through our service providers. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including:
        . power loss and telecommunications failures;
        . software and hardware errors,failures or crashes;
        . computer viruses and similar disruptive problems; and . fire, flood and other natural disasters.

        We have no comprehensive plans for these contingencies. Any significant interruptions in our services would damage our reputation in the marketplace and have a negative impact on our results of operations.

We may be liable for use of data we provide.

        We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with most of this data. Although no claims have been brought against us alleging injuries related to the use of our data, claims may be made in the future. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could materially harm our financial condition.

If our security is breached, we could be subject to liability, and people could be deterred from using our services.

        The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. Our strategy relies on the use of the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet for these purposes, and from using our system to conduct transactions that involve transmitting confidential healthcare information.

        It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we could be subject to liability. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information. In addition, we could incur additional expenses if new regulations regarding the use of personal information are introduced.

If we are unable to obtain additional financing for our future needs, our growth prospects and our ability to respond to competitive pressures will be impaired.

        We cannot be certain that additional financing will be available on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

If our content and service providers fail to perform adequately, our reputation in the marketplace and results of operations could be adversely affected.

        We depend on independent content and service providers for many of the benefits we provide through our TouchScript system, including the maintenance of managed care pharmacy guidelines, drug interaction reviews and the routing of transaction data to third-party payers. Any problems with our providers that result in interruptions of our services or a failure of our services to function as desired could damage our reputation in the marketplace and have a material adverse effect on our results of operations. We may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure.

        We also expect to rely on independent content providers for the majority of the clinical, educational and other healthcare information that we plan to provide on our Web site. In addition, we will depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could impair the value of the Allscripts brand and our results of operations.

If third-party payers force us to reduce our prices, our results of operations could suffer.

        We expect to derive a majority of our revenue from the sale, including over the Internet, of prepackaged medications to physicians. We may be subject to pricing pressures with respect to our future sales of prepackaged medications arising from various sources, including practices of managed care organizations and any governmental action requiring or allowing pharmaceutical reimbursement under Medicare. If our pricing of prepackaged medications experiences significant downward pressure, our business will be less profitable.

If we incur costs exceeding our insurance coverage in lawsuits pending against us or that are brought against us in the future, it could materially adversely affect our financial condition.

        We are a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. While we do not believe we have any significant liability in these lawsuits, in the event we were found liable in these lawsuits or in any other lawsuits filed against us in the future in connection with these weight-loss drugs or otherwise, and if our insurance coverage were inadequate to satisfy these liabilities, it could have a material adverse effect on our financial condition. See "Legal Proceedings."

If our principal supplier fails or is unable to perform its contract with us, we may be unable to meet our commitments to our customers.

        We currently purchase a majority of the medications that we repackage from McKesson HBOC, Inc. We have an agreement with this supplier that expires in September 2001. If we do not meet certain minimum purchasing requirements, McKesson may increase the prices that we pay under this agreement, in which case we would have the option to terminate the agreement. Although we believe that there are a number of other sources of supply of medications, if McKesson fails or is unable to perform under our agreement, particularly at certain critical times during the year, we may be unable to meet our commitments to our customers, and our relationships with our customers could suffer.

Because of anti-takeover provisions under Delaware law and in our certificate of incorporation and by-laws, takeovers may be more difficult, possibly preventing you from obtaining optimal share price.

        Certain provisions of Delaware law and our certificate of incorporation and by-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Allscripts. For example, our certificate of incorporation and by-laws provide for a classified Board of Directors and allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of Allscripts.

                 Risks Related to Our Merger with Channelhealth

New Allscripts may face difficulties in integrating the operations and products of Channelhealth and Allscripts.

        Channelhealth and Allscripts have previously operated separately. The proposed management team of New Allscripts does not have experience with the combined business. Integration of product lines will involve consolidation of products with duplicative functionality, coordination of research and development activities and convergence of the technologies supporting the various products. New Allscripts may not be able to integrate the products, product development, information systems and operations of Channelhealth and Allscripts without a loss of key officers, employees, customers or suppliers, a loss of revenues or an increase in net loss, an increase in operating or other costs or other difficulties. In addition, New Allscripts may not be able to realize the operating efficiencies, the material expansion of its customer base to IDX customers or the other benefits expected from the Channelhealth merger and related transactions such as the strategic alliance with IDX. Any unexpected costs or delays incurred in connection with such integration could have an adverse effect on New Allscripts' business, results of operations or financial condition.

The business separation of Channelhealth from IDX may impair assets.

        The separation of Channelhealth from the rest of IDX's businesses, assets and liabilities pursuant to the asset purchase agreement between IDX and Channelhealth requires the transfer of assets, including intellectual property rights, between Channelhealth and IDX. Some of these transfers may trigger Channelhealth liabilities that will not become payable by Channelhealth until after the mergers are completed. Generally, IDX will be responsible for these liabilities but IDX would not be required to indemnify Channelhealth for any losses that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive damages or otherwise not actual losses.

Channelhealth expects to continue to incur losses and may never achieve profitability, which may cause New Allscripts' stock price to fall.

        Historically, Channelhealth has incurred significant net losses, and since Channelhealth has only recently implemented its business strategy, Allscripts and Channelhealth expect Channelhealth to continue to incur losses at least through 2001. Additionally, Channelhealth has spent significant amounts on research and development and sales and marketing efforts, and Channelhealth expects these costs to continue. Channelhealth and Allscripts cannot be certain that Channelhealth will achieve profitability and if it is unable to do so, New Allscripts' business prospects may be harmed and New Allscripts' stock price may fall.

Channelhealth recently began independent operations and its limited operating history makes an evaluation of its business and prospects difficult.

        Since its inception as an independent company in September 1999, Channelhealth's operating activities have consisted largely of developing the software applications necessary to provide its services and Channelhealth has only recently begun to sell its services to provider organizations. In addition, Channelhealth's long-term success will depend largely on the success of its strategic relationships and the strategic alliance between New Allscripts and IDX. Channelhealth is still in the early stages of its current strategic relationships and it is unable to predict whether the goals of those relationships will be achieved. Channelhealth's limited operating history and limited experience with its strategic business partners make it difficult to evaluate its business following the Channelhealth merger and prospects.

Channelhealth's historical financial information may not be representative of its results as a company separate from IDX.

        Channelhealth's financial statements, which reflect the operations and net assets of the "Physician Channel" business of Channelhealth and exclude the operations and net assets of the "Patient Channel" business and the "eCommerce Channel" business to be retained by IDX, have been derived from the consolidated financial statements of IDX using the historical results of operations and historical bases of the assets and liabilities of IDX. Accordingly, the historical financial information included in this prospectus does not necessarily reflect what Channelhealth's financial position, results of operations and cash flows would have been as a separate, stand-alone entity during the periods presented. In addition, such information may not necessarily be indicative of what Channelhealth's financial position, results of operations and cash flows will be in the future as a wholly-owned subsidiary of New Allscripts. Its historical costs and expenses include allocations from IDX for centralized administrative services and infrastructure costs, including accounting, cash management, information management, property management, human resources, legal services and purchasing of materials, equipment and supplies.

        Channelhealth and IDX have determined these allocations on bases that they consider to be reasonable reflections of Channelhealth's utilization of services provided or the benefit Channelhealth received from such services. Channelhealth has not made adjustments to its historical financial information to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its separation from IDX.

Channelhealth's and New Allscripts' growth and revenues could suffer if they are unable to enter into and maintain relationships with IDX customers.

        Channelhealth seeks to increase its subscriber base through targeting provider organizations that use IDX practice management systems or other IDX services, and affiliates of these organizations. Channelhealth's services use the Web FrameWork technology, which it licenses from IDX, and which enables its software applications and services to be tightly integrated with IDX practice management systems and provide real-time synchronization of data. If Channelhealth's relationship with IDX terminates, its services might not be as attractive to IDX customers and Channelhealth may not have access to this potential customer base, IDX might enter into arrangements that would allow Channelhealth's competitors to utilize IDX technology and IDX could compete against Channelhealth. If any of these situations were to occur, Channelhealth's and New Allscripts' expected revenues may be lower, their business may be harmed and New Allscripts' stock price may fall.

Channelhealth's and New Allscripts' business will be harmed if they cannot maintain Channelhealth's strategic alliance agreement with Healtheon/WebMD.

           On June 8, 2000, Channelhealth and IDX entered into agreements with Healtheon/WebMD Corp. pursuant to which Healtheon/WebMD agreed to provide electronic transaction and content services to Channelhealth and IDX. Pursuant to the agreement, Healtheon/WebMD's content is to be integrated into Channelhealth's Physician Channel and Patient Channel internet services. Healtheon/WebMD further committed to a multi-million dollar campaign promoting IDX and Channelhealth products and services that incorporate Healtheon/WebMD content and transactions. Healtheon/WebMD has recently informed IDX that it believes Channelhealth and IDX will be unable to perform their obligations to Healtheon/WebMD if the proposed strategic alliance between Allscripts and IDX is consummated. Healtheon/WebMD also stated that it would seek to terminate the Channelhealth agreement and would propose a "restructured" relationship with IDX. Such proposal has not been received by IDX. Allscripts and Channelhealth believe that Channelhealth's and IDX's performance will not be impaired by the strategic alliance with Allscripts and that Healtheon/WebMD does not have a basis for unilaterally terminating the Channelhealth or restructuring the IDX agreement. In addition, pursuant to the strategic alliance agreement between Allscripts and IDX, each of Allscripts and IDX agree not to take any action which would cause a default under or termination of the agreement between Channelhealth and Healtheon/WebMD. In the event the Healtheon/WebMD agreement is terminated, Channelhealth's and New Allscripts' expected revenues for 2001 may be significantly lower than currently anticipated, their business' may be harmed and New Allscripts' stock price may fall.

Channelhealth's and New Allscripts' business will be harmed if they cannot maintain the strategic alliance agreement and the cross license agreement with IDX.

        Upon completion of the mergers, New Allscripts will enter into a 10-year strategic alliance agreement with IDX pursuant to which New Allscripts and IDX will agree to coordinate product development and align their respective marketing processes. Under this agreement IDX will grant New Allscripts the exclusive right to market, sell, license and distribute ambulatory point-of-care and clinical application products to IDX customers. This agreement does not, however, limit IDX's continued development and distribution of its own "LastWord" or radiology products and services. Channelhealth's and New Allscripts' business strategy includes targeting current and prospective IDX customers and their affiliates. If Channelhealth and New Allscripts fail to successfully implement that business strategy, Channelhealth and New Allscripts may not be able to achieve projected results or support the price paid for Channelhealth. If IDX does not renew the strategic alliance agreement, or if such agreement is terminated, Channelhealth and New Allscripts would lose access to an important customer base. After the expiration or termination of the strategic alliance agreement, New Allscripts may not be able to align with another company to market and distribute its products on as favorable a basis as that represented by the IDX strategic alliance. This would harm New Allscripts' growth and revenue. In addition, prior to the termination of this agreement, New Allscripts cannot allow certain specified IDX direct competitors to market, distribute or sell its or Channelhealth's services, even if such an agreement would benefit New Allscripts' business.

        Also upon completion of the mergers, Channelhealth will enter into an amended and restated cross license and software maintenance agreement with IDX pursuant to which Channelhealth grants IDX a license to use, market and sublicense its products combined with IDX products, and IDX grants

Channelhealth a license to use, market and sublicense IDX software for use with Channelhealth products. If this agreement is terminated, Channelhealth will not have access to IDX software, which would harm its and New Allscripts' ability to integrate their services with IDX systems and provide real-time data synchronization. This would make Channelhealth's systems less desirable to IDX customers and would harm its business.

New Allscripts may have substantial sales of its common stock after the transaction closes that could cause its stock price to fall.

     Allscripts' common stock began trading on the Nasdaq National Market on July 23, 1999. After the mergers are completed, a substantial number of New Allscripts shares will be eligible for public sale at various times thereafter. Sales of a substantial number of shares of New Allscripts common stock after the transaction closes could cause New Allscripts' stock price to fall.

                          Risks Related to Our Industry

If the healthcare environment becomes more restrictive, or we do not comply with healthcare regulations, our existing and future operations may be curtailed, and we could be subject to liability.

     As a participant in the healthcare industry, our operations and relationships are regulated by a number of federal, state and local governmental entities. Because our business relationships with physicians are unique, and the healthcare electronic commerce industry as a whole is relatively young, the application of many state and federal regulations to our business operations is uncertain. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth.

     . Electronic Prescribing. The use of our TouchScript software by physicians to perform electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing is governed by state and federal law. The application of these laws to our business is uncertain because many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. The laws of many jurisdictions neither specifically permit nor specifically prohibit electronic transmission of prescription orders. Future regulation of these areas may adversely affect us.

     . Licensure. As a repackager and distributor of drugs, we are subject to regulation by and licensure with the United States Food and Drug Administration, the United States Drug Enforcement Administration and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA's "good manufacturing practice" regulations. Because the FDA's good manufacturing practice regulations were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. Both the FDA and the DEA have the right, at any time, to inspect our facilities and operations to determine if we are operating in compliance with the requirements for licensure and all applicable laws and regulations. Along with many other drug repackagers, we have received an FDA warning letter alleging violations of FDA regulations, including the good manufacturing practice regulations. We have implemented procedures intended to address many of the concerns raised by the FDA in that letter and believe that our compliance with FDA regulations meets or exceeds the standard in the drug repackaging industry. We also believe that we possess all licenses required to operate our business. If, however, we do not maintain all necessary licenses, or the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations against drug repackagers or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down.

     . Physician Dispensing. Physician dispensing of medications for profit is allowed in all states except Utah and is prohibited, subject to extremely limited exceptions, in Massachusetts, Montana and Texas. In addition, New Jersey and New York allow physician dispensing of medications for profit, but limit the number of days' supply of all medications, subject to limited exceptions, that a physician may dispense; several other states limit the number of days' supply of controlled substances that a physician may dispense. Other states may enact legislation or regulations prohibiting or restricting physician dispensing.

           The American Medical Association, through certain of its constituent bodies, has historically taken inconsistent positions on physician dispensing, alternately discouraging and supporting it. While the AMA's Council on Ethical and Judicial Affairs in 1986 discouraged physicians from regularly dispensing prescription pharmaceuticals, in 1987 the AMA's House of Delegates adopted the following resolution:
           "Resolved, that the American Medical Association support the physician's right to dispense drugs and devices when it is in the best interest of the patient and consistent with the AMA's ethical guidelines." This position was reaffirmed by the AMA House of Delegates in January 1997. The AMA's ethical guidelines provide in relevant part that "physicians may dispense drugs within their office practices provided there is no resulting exploitation of patients." While two recent Reports of the Council on Ethical and Judicial Affairs oppose the in-office sale of health-related products by physicians, these reports specifically exclude the sale of prescription items from their scope, although they do refer to the Council's 1986 Report.

     . Stark II. Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as "Stark II," applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. We believe that the physicians who use our TouchScript system or dispense drugs distributed by us are doing so in material compliance with Stark II, either pursuant to an in-office ancillary services exception or another applicable exception. While our physician customers currently do not, to any significant degree, dispense drugs that are reimbursable by Medicare or Medicaid, if they were to and if it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have a material adverse effect on our business, results of operations and prospects.

     . Drug Distribution. As a distributor of prescription drugs to physicians, we and our customers are also subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase of goods, including drugs, covered by the programs. The anti-kickback law provides a number of exceptions or "safe harbors" for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we were not in compliance with those laws, we could be subject to liability, and our operations could be curtailed.

     . Claims Transmission. As part of our services provided to physicians, our system will electronically transmit claims for prescription medications dispensed by a physician to many patients' managed care organizations and payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit a claim to any payer, including, for example, Medicare, Medicaid and all private health plans or managed care plans seeking payment for any services or products that have not been provided to the patient or overbilling for services or products provided. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customer is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability.

     . Patient Information. Existing federal and state laws and regulations regulate the disclosure of confidential medical information, including information regarding conditions like AIDS, substance abuse and mental illness. In addition, the U.S. Department of Health and Human Services recently published a rule regarding the disclosure of confidential medical information. As part of the operation of our business, our customers may provide to us patient-specific information related to the prescription drugs that our customers prescribe to their patients. We have policies and procedures that we believe assure compliance with all federal and state confidentiality requirements for handling of confidential medical information we receive. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of confidential medical information, we could be subject to liability, fines and lawsuits, or our operations could be shut down.

     In June 1999, President Clinton announced that he intended to propose broad Medicare reform legislation that would make available to Medicare recipients a subsidized prescription drug benefit. While no federal price controls are included in the current version of the proposed legislation, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future health care reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact such initiatives may have on our business, financial condition or results of operations.

If the new and rapidly evolving Internet and electronic healthcare information markets fail to develop as quickly as expected, our business prospects will be impaired.

     The Internet and electronic healthcare information markets are in the early stages of development and are rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. In addition, several companies have recently introduced or announced their intention to introduce electronic prescribing products. We expect that additional companies will continue to enter these markets. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot assure you that markets for our products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business prospects will be impaired.

Consolidation in the healthcare industry could adversely affect our business.

     Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

If the Internet infrastructure does not continue to improve, our ability to use the Internet on a large scale could be compromised.

     If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure, lack of timely development of complementary products like high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. Because our business plan relies heavily on the viability of the Internet, our business will suffer if growth of the Internet does not meet our expectations.

                 Risks Related to This Offering and Our Stock

The public market for our common stock may be volatile.

     The market price of our common stock is highly volatile and could fluctuate significantly in response to various factors, including:

     .     actual or anticipated variations in our quarterly operating results;

     . announcements of technological innovations or new services or products by us or our competitors;

     .     changes in financial estimates by securities analysts;

     . conditions and trends in the electronic healthcare information, Internet, e-commerce and pharmaceutical markets; and

     .     general market conditions and other factors.

     In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock.

     Volatility in the market price for Allscripts' common stock may result in the filing of securities class action litigation. On October 26, 2000, Allscripts announced that its previously reported revenues for the second quarter of 2000 were being revised from $12.6 million to $12.1 million. Three complaints, styled as shareholder class action complaints, have been filed in the United States District Court for the Northern District of Illinois against Allscripts and its President and Chief Financial Officer, David B. Mullen, alleging that the defendants failed to disclose that revenue relating to Allscripts' relationship with IMS Health was not properly recorded in the second quarter of 2000. The complaints in these actions purport to be brought on behalf of individuals who purchased common stock of Allscripts during the period of July 27, 2000 through and including October 26, 2000. The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified damages. At this time, management is unable to determine the likely outcome of this matter or to reasonably estimate the amount of loss with respect to this matter. In addition, these actions could result in substantial costs and the diversion of management's attention and resources.

Our quarterly operating results may vary.

     Our quarterly operating results have varied in the past, and we expect that they will continue to vary in future periods depending on a number of factors, including seasonal variances in demand for our products and services, the sales, installation and implementation cycles for our TouchScript system and other factors described in this "Risk Factors" section of this report. For example, all other factors aside, our sales of prepackaged medications have historically been highest in the fall and winter months. We expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

We may have substantial sales of our common stock after the offering that could cause our stock price to fall.

     Our common stock began trading on the Nasdaq National Market on July 23,1999; however, to date there have been a limited number of shares trading in the public market. A substantial number of shares will become eligible for public sale at various times after the date of this report. Sales of a substantial number of shares of our common stock after the date of this report could cause our stock price to fall.

Because our executive officers and directors have substantial control of our voting stock, takeovers not supported by them will be more difficult, possibly preventing you from obtaining optimal share price.

     The control of a significant amount of our stock by insiders could adversely affect the market price of our common stock. Assuming completion of the Channelhealth merger, our executive officers and directors will beneficially own or control 18,184,741 shares or 48.3% of the outstanding common stock. If our executive officers and directors choose to act or vote together, they will have the power to influence significantly all matters requiring the approval of our stockholders, including the election of directors and the approval of significant corporate transactions. Without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.

This prospectus contains forward-looking statements.

     This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed above and elsewhere in this report. We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements often contain words like believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions.

     Forward-looking statements do not guarantee future performance. Recognize these statements for what they are and do not rely upon them as facts. Forward-looking statements involve risks, uncertainties and assumptions, including, but not limited to, those discussed above and elsewhere in this report. We make these statements under the protection afforded them by Section 21E of the Securities Exchange Act of 1934, as amended. Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward.

                                 USE OF PROCEEDS

     All of the shares of our common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any of the proceeds from the sale of any of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     In connection with our acquisition of Medifor, we issued an aggregate of 935,858 shares of our common stock, all of which are being registered for sale under this prospectus by the stockholders identified as Medifor Selling Stockholders in the chart below. In connection with our acquisition of MasterChart, as of the effective date of the registration statement of which this prospectus is a part, we issued an aggregate of 1,617,873 shares of our common stock, 462,445 shares of which are being registered for sale under this prospectus by the stockholders identified as MasterChart Selling Stockholders in the chart below, who collectively own an aggregate of 1,260,603 shares. Shares of our common stock were issued to the Medifor Selling Stockholders pursuant to a merger agreement, dated as of April 12, 2000, among WebDoc Acquisition Corp. (our wholly owned subsidiary), Medifor, Inc., a Washington corporation, and certain shareholders of Medifor, Inc., under which we acquired the assets and business operations of Medifor, Inc. Shares of our common stock were issued to the MasterChart Selling Stockholders pursuant to a merger agreement, dated as of March 13, 2000, among MC Acquisition Corp. (our wholly owned subsidiary), MasterChart, Inc., an Illinois corporation, and the shareholders of MasterChart, Inc., under which we acquired the assets and business operations of MasterChart, Inc. None of the selling stockholders has held any office or maintained any material relationship with us or any of our predecessors for the three years prior to acquisition.

     The following table sets forth for each selling stockholder the number of shares beneficially owned by such selling stockholder as of December 19, 2000, the maximum number of shares to be offered by such selling stockholder and the number of shares beneficially owned by the selling stockholder after this offering, assuming that all of the shares being offered for sale are actually sold by the selling stockholder. Since the selling stockholders may choose not to sell their shares, we are unable to state the exact number of shares that actually will be sold. Messrs. Hahn, Hammack and Lyerly each beneficially own
1.14 percent of the shares of common stock outstanding prior to this offering and less than one percent after the offering. No other selling stockholders beneficially owns one percent or more of the shares of common stock outstanding as of December 19, 2000.

------------------------------------------------------------------------------------------------------
                                                                 Number of     Number of    Number of
                                                                 ---------     ---------    ---------
                                                                  Shares         Shares       Shares
                                                                  ------         ------       ------
         Medifor                            MasterChart       Owned Prior to     Being        After
         -------                            -----------       --------------     -----        -----
   Selling Stockholders                Selling Stockholders     Offering(1)     Offered      Offering
   --------------------                --------------------     -----------     -------      --------
------------------------------------------------------------------------------------------------------
                                       Kevin A.  Hahn           327,319        130,928       196,391
------------------------------------------------------------------------------------------------------
                                       Scott J.  Hammack        327,319        130,928       196,391
------------------------------------------------------------------------------------------------------
                                       Marc Lyerly              327,319        130,928       196,391
------------------------------------------------------------------------------------------------------
                                       Paul Lazarre              68,217         17,054        51,163
------------------------------------------------------------------------------------------------------
                                       Stuart Scholly            22,739          5,685        17,054
------------------------------------------------------------------------------------------------------
                                       Gregory R. Hammack        56,848         14,212        42,636
------------------------------------------------------------------------------------------------------
                                       Stephen Benjamin           7,733          1,933         5,800
------------------------------------------------------------------------------------------------------
                                       Charles Carlin            12,373          3,093         9,280
------------------------------------------------------------------------------------------------------
                                       John J. Jacksack          10,827          2,707         8,120
------------------------------------------------------------------------------------------------------
                                       Erik A. Kins               3,093            773         2,320
------------------------------------------------------------------------------------------------------
                                       John E. Lauraitis          7,733          1,933         5,800
------------------------------------------------------------------------------------------------------
                                       Bhavik M. Modi             3,093            773         2,320
------------------------------------------------------------------------------------------------------
                                       Alejandro Oviedo          12,373          3,093         9,280
------------------------------------------------------------------------------------------------------
                                       David W. Zang             12,373          3,093         9,280
------------------------------------------------------------------------------------------------------
                                       Zhixiong Zhao              7,733          1,933         5,800
------------------------------------------------------------------------------------------------------
                                       Patrick J. Clawson        30,933          7,733        23,200
------------------------------------------------------------------------------------------------------
                                       Duan Kui                   1,546            387         1,159
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                                                 Number of     Number of    Number of
                                                                 ---------     ---------    ---------
                                                                  Shares         Shares       Shares
                                                                  ------         ------       ------
         Medifor                            MasterChart       Owned Prior to     Being        After
         -------                            -----------       --------------     -----        -----
   Selling Stockholders                Selling Stockholders     Offering(1)     Offered      Offering
   --------------------                --------------------   --------------    -------      --------
------------------------------------------------------------------------------------------------------
--------------------------------------- --------------------- --------------- ------------- -----------
                                        Mark A. Matson            2,629            657         1,972
--------------------------------------- --------------------- --------------- ------------- -----------
                                        Kevin C. Mincemeyer       2,784            696         2,088
--------------------------------------- --------------------- --------------- ------------- -----------
                                        Soo Chin Ng               1,546            387         1,159
--------------------------------------- --------------------- --------------- ------------- -----------
                                        Timothy C. Nicholson      3,248            812         2,436
--------------------------------------- --------------------- --------------- ------------- -----------
                                        Bimal Shukla              1,546            387         1,159
--------------------------------------- --------------------- --------------- ------------- -----------
                                        Michael P. Stein          3,093            773         2,320
--------------------------------------- --------------------- --------------- ------------- -----------
                                        Zwei Tong                 1,546            387         1,159
--------------------------------------- --------------------- --------------- ------------- -----------
                                        John Weir                 4,640          1,160         3,480
--------------------------------------- --------------------- --------------- ------------- -----------
American National Trust & Investment                              1,469          1,469             0
Management Co., Trustee DCA, P.C.,
MPP fbo Garth A.  Morgan, M.D.
--------------------------------------- --------------------- --------------- ------------- -----------
Charles L.  & Barbara M.  Anderson                                8,612          8,612             0
--------------------------------------- --------------------- --------------- ------------- -----------
John D.  Barrett, D.D.S.                                          4,477          4,477             0
--------------------------------------- --------------------- --------------- ------------- -----------
Thomas W.  Barwick                                                3,151          3,151             0
--------------------------------------- --------------------- --------------- ------------- -----------
James Fraser & Deidre D.  Black                                   6,302          6,302             0
--------------------------------------- --------------------- --------------- ------------- -----------
Curt Blake                                                        7,838          7,838             0
--------------------------------------- --------------------- --------------- ------------- -----------
William K.  and Karen S.  Bloemker                                2,153          2,153             0
--------------------------------------- --------------------- --------------- ------------- -----------
Geoffrey A.  & Erin Boguch                                       11,764         11,764             0
--------------------------------------- --------------------- --------------- ------------- -----------
David E.  Boyle                                                   3,151          3,151             0
--------------------------------------- --------------------- --------------- ------------- -----------
John M.  Brazier                                                  1,722          1,722             0
--------------------------------------- --------------------- --------------- ------------- -----------
John P.  & Evelyn E.  Bredeson                                    3,151          3,151             0
--------------------------------------- --------------------- --------------- ------------- -----------
Britannia Holdings Limited                                       94,537         94,537             0
--------------------------------------- --------------------- --------------- ------------- -----------
Thomas F.  & Joyce S.  Broderick                                  3,151          3,151             0
--------------------------------------- --------------------- --------------- ------------- -----------
John A.  Calhoun                                                  6,196          6,196             0
--------------------------------------- --------------------- --------------- ------------- -----------
Capital Growth Fund, Inc.  Pension &                              3,151          3,151             0
Profit Sharing Trust
--------------------------------------- --------------------- --------------- ------------- -----------
H.  Kennith & Tillie M.  Carter                                   4,477          4,477             0
--------------------------------------- --------------------- --------------- ------------- -----------
Sharon Carter, M.D.                                               4,296          4,296             0
--------------------------------------- --------------------- --------------- ------------- -----------
Gary D.  Coard                                                    7,477          7,477             0
--------------------------------------- --------------------- --------------- ------------- -----------
Leon & Linda Crawford                                               548            548             0
--------------------------------------- --------------------- --------------- ------------- -----------
Cypress Partners Limited Partnership                             18,907         18,907             0
--------------------------------------- --------------------- --------------- ------------- -----------
James J.  & Patricia F.  David                                    6,302          6,302             0
--------------------------------------- --------------------- --------------- ------------- -----------
Karen and James S.  Dempster                                      1,469          1,469             0
--------------------------------------- --------------------- --------------- ------------- -----------
George C.  Denniston, Jr., as Trustee                             1,371          1,371             0
of the George C.  Denniston, Jr.
Living Trust dated 5/22/96
--------------------------------------- --------------------- --------------- ------------- -----------
Martha K.  Denniston, as Trustee of                               1,371          1,371             0
the Martha K.  Denniston Living Trust
dated 5/22/96
--------------------------------------- --------------------- --------------- ------------- -----------
Karl Dillon                                                       6,302          6,302             0
--------------------------------------- --------------------- --------------- ------------- -----------
James J.  & Geri Dykeman                                          6,302          6,302             0
--------------------------------------- --------------------- --------------- ------------- -----------
Eagle Investments, Inc.                                           3,875          3,875             0
--------------------------------------- --------------------- --------------- ------------- -----------
Edward D.  Jones & Co., Custodian FBO                               143            143             0
Anne L.  Burns
--------------------------------------- --------------------- --------------- ------------- -----------
Edward D.  Jones & Co., Custodian FBO                             2,939          2,939             0
Bobby E.  Dubois
--------------------------------------- --------------------- --------------- ------------- -----------
Edward D.  Jones & Co., Custodian FBO                               143            143             0
John D.  Barret
--------------------------------------- --------------------- --------------- ------------- -----------

---------------------------------------------------------------------------------------------------------
                                                                 Number of     Number of    Number of
                                                                 ---------     ---------    ---------
                                                                  Shares         Shares       Shares
                                                                  ------         ------       ------
         Medifor                            MasterChart       Owned Prior to     Being        After
         -------                            -----------       --------------     -----        -----
   Selling Stockholders                Selling Stockholders     Offering(1)     Offered      Offering
   --------------------                --------------------   --------------    -------      --------
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Edward D. Jones & Co., Custodian FBO                               8,955          8,955          0
Karen R. Erickson
---------------------------------------------------------------------------------------------------------
Edward D. Jones & Co., Custodian FBO                               2,939          2,939          0
Michael L. Yawman
---------------------------------------------------------------------------------------------------------
Edward D. Jones & Co., Custodian FBO                               1,469          1,469          0
Patricia C. Sussman
---------------------------------------------------------------------------------------------------------
Edward D. Jones & Co., Custodian FBO                               1,469          1,469          0
Peter Y. Sussman
---------------------------------------------------------------------------------------------------------
Edward D. Jones & Co., Custodian FBO                               6,000          6,000          0
William K. Bloemker, M.D.
---------------------------------------------------------------------------------------------------------
Peter W. Eising                                                    3,151          3,151          0
---------------------------------------------------------------------------------------------------------
Thomas H. Elzey                                                    3,573          3,573          0
---------------------------------------------------------------------------------------------------------
David J. Fitterer                                                  3,573          3,573          0
---------------------------------------------------------------------------------------------------------
Leland W. & Judith A. Foote                                        3,151          3,151          0
---------------------------------------------------------------------------------------------------------
George P. Futas                                                    3,730          3,730          0
---------------------------------------------------------------------------------------------------------
J. Peter Geerlofs, M.D. and Glenda                               308,049        308,049          0
Hultman
---------------------------------------------------------------------------------------------------------
Peter J. Geerlofs                                                  3,445          3,445          0
---------------------------------------------------------------------------------------------------------
Robert J. & Penelope W. Genise                                     6,302          6,302          0
---------------------------------------------------------------------------------------------------------
Donald L. and Anne George                                          2,939          2,939          0
---------------------------------------------------------------------------------------------------------
Glenn W. Ison, as Trustee for the                                  2,153          2,153          0
Glenn W. Ison Revocable Living Trust
dated April 16, 1992
---------------------------------------------------------------------------------------------------------
Goodman Family, LLC                                                4,306          4,306          0
---------------------------------------------------------------------------------------------------------
Larry M. and Karen L. Gorman                                       3,919          3,919          0
---------------------------------------------------------------------------------------------------------
Lynn K. Greenberg, as Trustee of the                               2,743          2,743          0
Lynn K. Greenburg Trust dated 5/30/90
---------------------------------------------------------------------------------------------------------
Keith and Kathleen Hallman                                         3,919          3,919          0
---------------------------------------------------------------------------------------------------------
David Hanzlik                                                      4,306          4,306          0
---------------------------------------------------------------------------------------------------------
Daniel L. Hardman                                                    945            945          0
---------------------------------------------------------------------------------------------------------
Scott L. & Patricia P. Hardman                                     1,890          1,890          0
---------------------------------------------------------------------------------------------------------
Helios Capital Management Corporation                                720            720          0
---------------------------------------------------------------------------------------------------------
Edith N. Hilliard                                                  6,302          6,302          0
---------------------------------------------------------------------------------------------------------
Jack Holthaus                                                      7,838          7,838          0
---------------------------------------------------------------------------------------------------------
C. Russell, Jr. & Jessica L. Hoover                                6,834          6,834          0
---------------------------------------------------------------------------------------------------------
Charles R. Hoover, as Trustee UAD                                  4,477          4,477          0
2/12/93 for the Charles R. Hoover
Living Trust
---------------------------------------------------------------------------------------------------------
Glenn W. Ison, as Trustee of the                                   6,716          6,716          0
Glenn W. Ison Revocable Living Trust
dated 4/16/92
---------------------------------------------------------------------------------------------------------
Kent L. Johnson                                                   14,167         14,167          0
---------------------------------------------------------------------------------------------------------
Bradley S. & Michelle Keller                                       3,151          3,151          0
---------------------------------------------------------------------------------------------------------
Jerry Keppler                                                     10,696         10,696          0
---------------------------------------------------------------------------------------------------------
Jerry E. & Ann Keppler                                               775            775          0
---------------------------------------------------------------------------------------------------------
Charles and Judith Landau                                          1,175          1,175          0
---------------------------------------------------------------------------------------------------------
Janice L. & William H. Lindeman                                    4,477          4,477          0
---------------------------------------------------------------------------------------------------------
E.G. and Rosalie R. Lindquist                                      5,261          5,261          0
---------------------------------------------------------------------------------------------------------
Chauncey F. & Elizabeth H. Lufkin                                  4,306          4,306          0
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                 Number of     Number of    Number of
                                                                 ---------     ---------    ---------
                                                                  Shares         Shares       Shares
                                                                  ------         ------       ------
         Medifor                            MasterChart       Owned Prior to     Being        After
         -------                            -----------       --------------     -----        -----
   Selling Stockholders                Selling Stockholders     Offering(1)     Offered      Offering
   --------------------                --------------------   --------------    -------      --------
---------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Ian B. MacCallum, Jr.                                             1,371          1,371          0
--------------------------------------------------------------------------------------------------------
John McDonald                                                     3,151          3,151          0
--------------------------------------------------------------------------------------------------------
Michael E. Menashe                                                2,881          2,881          0
--------------------------------------------------------------------------------------------------------
Mickel Development, LLC                                           6,302          6,302          0
--------------------------------------------------------------------------------------------------------
Stephen J. Mirande                                                1,088          1,088          0
--------------------------------------------------------------------------------------------------------
James R. Moburg                                                   6,976          6,976          0
--------------------------------------------------------------------------------------------------------
David R. & Susan C. Moffett                                       6,302          6,302          0
--------------------------------------------------------------------------------------------------------
N2 Partners                                                       3,151          3,151          0
--------------------------------------------------------------------------------------------------------
Daryl D. & Joan C. Nagel                                          6,302          6,302          0
--------------------------------------------------------------------------------------------------------
Renee J. Naness                                                   1,890          1,890          0
--------------------------------------------------------------------------------------------------------
Northwest Angel Investors-Medifor L.L.C.                          6,302          6,302          0
--------------------------------------------------------------------------------------------------------
Frank J. & Brenda Owens                                           2,521          2,521          0
--------------------------------------------------------------------------------------------------------
PAINEWEBBER as IRA Custodian for                                  4,477          4,477          0
James F. Grabicki
--------------------------------------------------------------------------------------------------------
Jean Patterson                                                    8,612          8,612          0
--------------------------------------------------------------------------------------------------------
Profit Sharing Retirement Plan for                                2,521          2,521          0
Partners, Non-Lawyer Employees of
Short Cressman Burgess, P.S.
--------------------------------------------------------------------------------------------------------
Pruzan Building Company                                           3,151          3,151          0
--------------------------------------------------------------------------------------------------------
John H. Pryor and Thalia Gould                                    5,878          5,878          0
--------------------------------------------------------------------------------------------------------
Wesley O. Reed and Mary Griffith                                  8,955          8,955          0
--------------------------------------------------------------------------------------------------------
Resources Trust Co., Custodian FBO                                1,371          1,371          0
Anne Richardson IRA
--------------------------------------------------------------------------------------------------------
Resources Trust Co., Custodian FBO                                  881            881          0
Charles Landau IRA
--------------------------------------------------------------------------------------------------------
Resources Trust Co., Custodian FBO                                3,919          3,919          0
Elizabeth Berman IRA
--------------------------------------------------------------------------------------------------------
Resources Trust Co., Custodian FBO                                  489            489          0
Judith Landau IRA
--------------------------------------------------------------------------------------------------------
Resources Trust Co., Custodian FBO                                1,371          1,371          0
Rosemary Shirley IRA
--------------------------------------------------------------------------------------------------------
Robert Bruce Robinson                                             2,449          2,449          0
--------------------------------------------------------------------------------------------------------
RxRemedy, Inc.                                                   78,205         78,205          0
--------------------------------------------------------------------------------------------------------
Alan J. Searle, M.D.                                              4,296          4,296          0
--------------------------------------------------------------------------------------------------------
Pankaj Sharma, M.D.                                               1,469          1,469          0
--------------------------------------------------------------------------------------------------------
Michael A. Sherry                                                 3,573          3,573          0
--------------------------------------------------------------------------------------------------------
Terry R. Smith                                                    2,521          2,521          0
--------------------------------------------------------------------------------------------------------
Solomon Smith Barney, Custodian FBO                               1,469          1,469          0
David C. Dover IRA
--------------------------------------------------------------------------------------------------------
Richard T. Sorensen and Rita                                      2,939          2,939          0
Hollingsworth
--------------------------------------------------------------------------------------------------------
Southwest Securities, Inc., FBO                                   2,645          2,645          0
Gareth A. Morgan, M.D., IRA
--------------------------------------------------------------------------------------------------------
Parker Sroufe                                                     3,151          3,151          0
--------------------------------------------------------------------------------------------------------
John Staenberg                                                    1,294          1,294          0
--------------------------------------------------------------------------------------------------------
Paul & Linda Suzman                                               3,151          3,151          0
--------------------------------------------------------------------------------------------------------
The Erickson Family Trust, dated                                  2,743          2,743          0
February 15, 1994
--------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                                                 Number of     Number of    Number of
                                                                 ---------     ---------    ---------
                                                                  Shares         Shares       Shares
                                                                  ------         ------       ------
         Medifor                            MasterChart       Owned Prior to     Being        After
         -------                            -----------       --------------     -----        -----
   Selling Stockholders                Selling Stockholders     Offering(1)       Offered      Offering
   --------------------                --------------------     -----------     -------      --------
------------------------------------------------------------------------------------------------------
The Heidorn Trust, dated May 20, 1994                             8,612          8,612          0
--------------------------------------------------------------------------------------------------------
Kathleen and H. Wayne Tittle                                      2,939          2,939          0
--------------------------------------------------------------------------------------------------------
Paul & Jeanne Tomlinson                                           3,151          3,151          0
--------------------------------------------------------------------------------------------------------
Hugh E. & Mary M. Toomey                                          6,302          6,302          0
--------------------------------------------------------------------------------------------------------
William W. Treverton                                                739            739          0
--------------------------------------------------------------------------------------------------------
Richard W. & Karen J. Tschetter                                   3,151          3,151          0
--------------------------------------------------------------------------------------------------------
William M. & Nancy L. Vieser                                      8,612          8,612          0
--------------------------------------------------------------------------------------------------------
Katherine Voyles                                                    315            315          0
--------------------------------------------------------------------------------------------------------
Lauretta & Vaughn Webb                                            5,094          5,094          0
--------------------------------------------------------------------------------------------------------
Nick N. & Carol R. Westlund                                       6,302          6,302          0
--------------------------------------------------------------------------------------------------------
Michel R. Zelnick                                                 4,306          4,306          0
--------------------------------------------------------------------------------------------------------

(1) Approximately 20% of the total number of shares set forth in this column as owned prior to this offering by Medifor Selling Stockholders are being held in escrow pending the occurrence of certain events specified in a merger agreement, dated as of April 12, 2000, among WebDoc Acquisition Corp. (our wholly owned subsidiary), Medifor, Inc., a Washington corporation, and certain shareholders of Medifor, Inc.

                    PLAN OF DISTRIBUTION AND OFFERING PRICE

          The selling stockholders, or their pledgees, assignees and successors-in-interest may sell, from time to time, any or all of the shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

 .    Sales in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

 .    Underwritten offerings;

 .    Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

 .    Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

 .    Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

 .    An exchange distribution in accordance with the rules of the applicable exchange;

 .    Privately negotiated transactions;

 .    Short sales;

 .    Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

 .    A combination of any such methods of sale; or

 .    Any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

          A selling stockholder may, together with any agent of the selling stockholder, accept or reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. We will not receive any proceeds from the offering of shares by the selling stockholders.

          Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may offer and sell, from time to time, the pledged shares.

        The selling stockholders may sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Market makers and block purchasers that purchase the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be sold by the selling stockholders.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, state or jurisdiction, other than the United States.

        We are required to pay all fees and expenses incident to the registration of the shares. The selling stockholders will pay any sales commissions or other seller's compensation applicable to these transactions. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities under the Securities Act of 1933.

        Our common stock is currently traded on the Nasdaq National Market. The public offering price for any shares that are sold will be determined by the price indicated on such system at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyers and the selling stockholders, or their agents.

                               VALIDITY OF STOCK

        The validity of the common stock offered by this prospectus will be passed upon for us by Sachnoff & Weaver, Ltd., Chicago, Illinois.


                                    EXPERTS

        The consolidated financial statements of Allscripts, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this registration statement by reference to the Annual Report on Form 10-K of Allscripts, Inc. for the year ended December 31, 1999, have been so incorporated in reliance of Allscripts, Inc. upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Ernst & Young LLP, independent auditors, have audited the financial statements of the Physician Channel business of Channelhealth Incorporated, included in Amendment No. 1 to the Form S-4 (333-49568) of Allscripts Healthcare Solutions, Inc., as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of the Physician Channel business of Channelhealth Incorporated are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

 .    At the Public Reference Room of the Securities and Exchange Commission,
     Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549;

 .    At the public reference facilities at the Securities and Exchange
     Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

 .    By writing to the Securities and Exchange Commission, Public Reference
     Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549;

 .    At the offices of the National Association of Securities Dealers, Inc.,
     Reports Section, 1735 K Street, N.W., Washington, DC 20006; or

 .    From the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

     Some locations may charge prescribed or modest fees for copies.

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act covering the shares of common stock offered by this prospectus. As permitted by the Securities and Exchange Commission, this prospectus, which constitutes a part of the registration statement, does not contain all the information included in the registration statement. You may obtain such additional information from the locations described above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.

                     INFORMATION INCORPORATED BY REFERENCE

        We have previously filed the following documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and they are incorporated into this prospectus by reference:

          (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 30, 2000;

          (b) Our Proxy Statement for our Annual Meeting of Stockholders held on May 10, 2000, filed on April 21, 2000;

          (c) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed on May 15, 2000;

          (d) Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed on August 14, 2000, as amended on October 27, 2000;

          (e) Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, filed on November 14, 2000

          (f) The description of our common stock contained in our Registration of Certain Classes of Securities on Form 8-A, dated June 29, 1999;

          (g) Current Reports on Form 8-K dated February 8, 2000, February 22, 2000, May 24, 2000 (as amended on July 24, 2000 and July 25, 2000), May 31, 2000
(as amended on July 25, 2000) and July 27, 2000; and

          (h) The Form S-4 Registration Statement of Allscripts Healthcare Solutions, Inc., filed on November 9, 2000, as amended on December 7, 2000.

          All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering are incorporated by reference and become a part of this prospectus from their date of filing. Any statements contained in this prospectus or in a document incorporated by reference are modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

          On request, we will provide anyone who receives a copy of this prospectus with a copy of any or all of the documents incorporated in this prospectus by reference. Written or telephone requests for such copies should be directed to our principal office: Allscripts, Inc., Investor Relations Department, 2401 Commerce Drive, Libertyville, Illinois 60048, (847) 680-3515.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered hereby. All the amounts shown are estimated, except the Securities Exchange Commission registration fee.

                 SEC registration fee.......................... $ 2,538
                 Printing expenses.............................  15,000
                 Legal fees and expenses.......................  25,000
                 Accounting fees and expenses..................   3,000
                 Miscellaneous expenses........................   5,000

                                        Total.................. $50,538


Item 15.  Indemnification of Directors and Officers.

     We are a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL").
Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to certain prescribed standards, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

     Our Certificate of Incorporation and By-laws provide that we shall, subject to certain limitations, indemnify our directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violations of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breach of fiduciary duty.

        We have purchased directors and officers liability insurance, which provides coverage against certain liabilities. In addition, some of our officers are indemnified against liabilities that they may incur in their capacities as directors by third parties with which they are affiliated.

Item 16.  Exhibits.

     (a) Exhibits:

           2.1 Agreement and Plan of Merger, dated as of March 13, 2000, among MC Acquisition Corp., MasterChart, Inc. and the shareholders of MasterChart, Inc. (1)

           2.2 Agreement and Plan of Merger, dated as of April 12, 2000, among WebDoc Acquisition Corp., Medifor, Inc. and certain shareholders of Medifor, Inc. (2)

           2.3 Merger Agreement with IDX Systems Incorporated (3)

             4 Specimen common stock Certificate (4)

             5 Opinion of Sachnoff & Weaver, Ltd.  regarding the legality of the securities being registered

          23.1 Consent of PricewaterhouseCoopers LLP, independent auditors

          23.2 Consent of Ernst & Young LLP, independent auditors

          23.3 Consent of Arthur Andersen LLP, independent auditors

          23.4 Consent of Sachnoff & Weaver, Ltd.  (included in Exhibit 5)

          24   Powers of Attorney (included on the signature page)

(1) Incorporated by reference from the Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 24, 2000 (File No. 000-26537), as amended on July 24, 2000 and July 25, 2000.

(2) Incorporated by reference from the Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 31, 2000 (File No. 000-26537), as amended on July 25, 2000.

(3) Incorporated by reference from the Form S-4 Registration Statement of Allscripts Healthcare Solutions, Inc. as filed with the Securities and Exchange Commission on November 9, 2000 (File No. 333-49568), as amended on December 7, 2000.

(4) Incorporated by reference from the Registrant's Form S-1 Registration Statement as filed with the Securities and Exchange Commission on January 27, 2000 (File No. 333-95521).

Item 17.  Undertakings.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Libertyville, State of Illinois, on December 20, 2000.

                                         ALLSCRIPTS, INC.

                                         BY: /s/ David B. Mullen
                                             -----------------------------------
                                                David B. Mullen, Chief Financial
                                                Officer

        The undersigned officers and directors of Allscripts, Inc. hereby severally constitute and appoint David B. Mullen and Glen E. Tullman, and each of them singly, our true and lawful attorneys and agents, with full power to them, and each of them, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Allscripts, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

            Signature                                  Title                         Date
            ---------                                  -----                         ----
       /s/ Glen E. Tullman               Chairman and Chief Executive Officer     December 20, 2000
-----------------------------------           (Principal Executive Officer)
           Glen E. Tullman

       /s/ David B. Mullen              President, Chief Financial Officer and    December 20, 2000
-----------------------------------                   Director
           David B. Mullen

         /s/ John G. Cull                 Senior Vice President, Finance, and     December 20, 2000
-----------------------------------      Secretary (Principal Accounting Officer)
             John G. Cull

       /s/ Philip D. Green                             Director                   December 20, 2000
-----------------------------------
           Philip D. Green

         /s/ Fazle Husain                              Director                   December 20, 2000
-----------------------------------
             Fazle Husain

      /s/ Michael J. Kluger                            Director                   December 20, 2000
-----------------------------------
          Michael J. Kluger

          /s/ Ben Lytle                                Director                   December 20, 2000
-----------------------------------
              Ben Lytle

       /s/ Edward M. Philip                            Director                   December 20, 2000
-----------------------------------
           Edward M. Philip

          /s/ Gary Stein                               Director                   December 20, 2000
-----------------------------------
              Gary Stein